Exhibit 10.8

SUSPENSION OF RIGHTS AGREEMENT

To:        JPMorgan Chase Bank, N.A., as Administrative Agent
From:        Kelly Services, Inc.
Date:        October 25, 2021
Ladies & Gentlemen,
Third Amended and Restated Credit Agreement, dated as of December 5, 2019 (as amended from time to time, the Credit Agreement”), by and among Kelly Services, Inc., the Foreign Subsidiary Borrowers from time to time party thereto, the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as agent for such lenders.

1We are writing to you in your capacity as Administrative Agent under the Credit Agreement. Unless otherwise defined in this letter, terms defined in the Credit Agreement have the same meaning when used in this letter. The term “Non-USD Currency” in this letter shall mean collectively or individually:
☒ GBP
☒ EUR
☒ CHF
☒ JPY

2The Company acknowledges that from December 31, 2021, panel submissions for all Non-USD Currency LIBOR tenors and 1-week and 2-month USD LIBOR tenors shall cease, following which representative LIBOR rates for such currencies and tenors shall cease to be available (the “2021 LIBOR Cessation”).

3For good and valuable consideration, including delaying the incurrence of costs required to update the terms of the Credit Agreement in connection with the 2021 LIBOR Cessation, and in lieu of amending or waiving any term of the Credit Agreement, the Company agrees with effect from October 25, 2021 to suspend its following rights under the Credit Agreement:

(a)The Company agrees that, notwithstanding anything to the contrary in the Loan Documents, the Non-USD Currency shall not be available as a Foreign Syndicated Currency or Alternate Currency under the Commitments and no Lender shall be obligated to participate in any Advance under the Commitments in Non-USD Currency;

(b)The Company agrees that, notwithstanding anything to the contrary in the Loan Documents, it shall no longer be permitted to select an Interest Period of two Months for any Advance in USD, in each case, without consent of the Required Lenders (clause (a) and (b) together, the “Suspension of Rights”); and

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(c)The Company agrees that, if a notice or instruction is given under the Credit Agreement after the date hereof that selects (a) Non-USD Currency as the currency of a Loan, such notice or instruction shall be deemed to be amended to select USD as the currency of that Loan or, (b) an Interest Period under the Credit Agreement that uses 2-month USD LIBOR to calculate interest such notice or instruction shall be deemed to be amended to select an Interest Period of 1 month and, in each case, agrees that only such amended notice or instruction will have effect under the Credit Agreement.

4The Suspension of Rights shall cease to have effect (and all rights of the Company under the Credit Agreement in respect of the terms set out in paragraph 3 above in effect immediately prior to the Suspension of Rights shall be in full force and effect) following notice from the Company to the Administrative Agent, provided that, such notice shall only be effective if, prior to the date of such notice, amendments to the Credit Agreement to take account of the 2021 LIBOR Cessation and to replace LIBOR with an alternative benchmark with respect to Non-USD Currency Loans have become effective pursuant to and in accordance with the terms of the Credit Agreement.

5The Company agrees to indemnify and hold harmless the Administrative Agent and each other Indemnified Person for any damage, loss, cost, liability, claim or reasonable expense whatsoever incurred (A) in connection with a breach or reasonably in anticipation of a potential breach, of any Borrower’s agreements in paragraphs 3(a) and 3(b) above or (B) giving effect to the instruction of any Borrower in paragraph 3(c) above, unless (x) caused by such Indemnified Person’s gross negligence or willful misconduct, (y) resulting from a claim brought by the Company against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) resulting from a claim not involving an act or omission of the Company and that is brought by an Indemnified Person against another Indemnified Person (other than against the Agent or the Arranger in its capacity as such).

6This letter is hereby designated as a Loan Document and we acknowledge that this letter will be posted to the Syndtrak site established for Lenders for the Credit Agreement. We acknowledge and agree that each Lender under the Credit Agreement may rely on and shall be a third party beneficiary of this letter.

7Please sign and return to us the enclosed copy of this notice by way of your acknowledgement to the contents set out in this letter.

8This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9This letter has been duly executed and delivered by each of the Borrowers and constitutes a legal, valid and binding obligation of each of the Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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10The provisions of Section 16.1 (Choice of Law), Section 16.2 (Waiver of Jury Trial) and Section 16.3 (Submission to Jurisdiction; Waivers) shall apply, mutatis mutandis, to this letter.

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Very truly yours,
Borrower:
KELLY SERVICES, INC.

By: /s/ Michael F. Orsini
Name: Michael Orsini
Title:   Vice President, Tax and Treasurer

Agreed and accepted by:
JPMorgan Chase Bank, N.A., as Administrative Agent

By: /s/ Thomas A. Gamm
Name: Tom Gamm
Title: Managing Director
4815-1448-8566 v3 [7-3168]
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